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                                                                  EXHIBIT (a)(8)

                                                                PRESS RELEASE

[JLG LOGO]

JLG INDUSTRIES, INC.
1 JLG Drive                                             FOR IMMEDIATE RELEASE
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                CONTACT: JUAN ROWLAND
Fax (717) 485-6417                              DIRECTOR, CORPORATE RELATIONS
www.jlg.com                                                    (717) 485-6605

                JLG INDUSTRIES, INC. ANNOUNCES EARLY TERMINATION
                OF WAITING PERIOD UNDER HART-SCOTT-RODINO ACT IN
                        CONNECTION WITH TENDER OFFER FOR
                               GRADALL INDUSTRIES

     MCCONNELLSBURG, PA, JUNE 2, 1999 -- JLG Industries, Inc. (NYSE:JLG) announced today that it has received notification of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the tender offer by its wholly owned subsidiary for all of the outstanding shares of voting common stock of Gradall Industries, Inc. (Nasdaq:GRDL).

     As previously announced, pursuant to a Merger Agreement with Gradall Industries, Inc., on May 17, 1999, JLG's wholly owned subsidiary commenced a tender offer for all of the outstanding shares of voting common stock of Gradall at $20.00 per share in cash. Unless extended, the offer is scheduled to expire at midnight, New York City time, on June 15, 1999.

     JLG Industries, Inc. is the world's leading manufacturer, distributor and international marketer of mobile aerial work platforms. Sales are made principally to distributors and rental companies, which rent and sell the Company's products to a diverse customer base, which includes users in the industrial, commercial, institutional and construction markets. Headquartered in McConnellsburg, Pennsylvania, JLG has two additional manufacturing facilities in Bedford, Pennsylvania and sales and service locations in Europe and Australia.

          For a fax copy, please call 800-758-5804, extension 470675.

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